EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to EZchip Semiconductor Ltd.'s (the "Company") 2003 Amended and Restated Equity Incentive Plan (f/k/a LanOptics Ltd. 2003 Israeli Share Option Plan), of our reports dated March 30, 2009, with respect to the Company's consolidated financial statements for the year ended December 31, 2008 and the effectiveness of the Company's internal control over financial reporting included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission.


                                            /s/ Kost, Forer, Gabbay & Kasierer
                                            Kost, Forer, Gabbay and Kasierer
                                            A member of Ernst & Young Global

Haifa, Israel
January 12, 2010